Exhibit 10.1

Personal and Confidential

[Date], 2025

[Employee Name]

By Electronic Mail

Re:	Transaction Bonus

Dear [First Name]:

E2open Parent Holdings, Inc., a Delaware corporation (the “Company”) is pleased to offer you the opportunity to earn a Transaction Bonus (as defined below) in connection with the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of May 25, 2025 (the “Merger Agreement”), by and among WiseTech Global Limited, an Australian public company limited by shares (“Parent”), Emerald Parent Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent, the Company, Emerald Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent, and E2open Holdings, LLC, a Delaware limited liability company, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Merger Agreement. If the Merger Agreement is terminated by the parties thereto without the consummation of the Transactions contemplated thereby, then this Agreement shall be null and void ab initio and of no further force or effect.

1. Transaction Bonus. Upon the occurrence of the Closing, you shall be eligible to receive a bonus equal to $[Transaction Bonus] (the “Transaction Bonus”). The Transaction Bonus shall vest as follows: (a) 50% of the Transaction Bonus (the “First Transaction Bonus”) shall vest on the Closing Date (the “First Vesting Date”) and (b) the remaining 50% of the Transaction Bonus (the “Second Transaction Bonus”) shall vest on the three-month anniversary following the Closing Date (the “Second Vesting Date”), subject, in each case, to your continued employment or service with the Company or its Subsidiaries through the applicable vesting date. Any portion of the Transaction Bonus that vests shall be paid to you in cash in a lump sum within 30 days following the applicable vesting date.

2. Termination. If your employment with Parent or its Affiliates (including the Company or the Surviving Corporation) terminates for any reason prior to the applicable vesting date, then the Transaction Bonus shall be forfeited upon such termination of employment. Notwithstanding the foregoing, if you incur a termination of employment by Parent or its Affiliates (including the Company or the Surviving Corporation) for any reason other than for Cause (as defined in the Company Stock Plan) following the Closing Date but prior to the Second Vesting Date, then the Second Transaction Bonus shall accelerate in full, and shall be paid to you in cash in a lump sum within 30 days following the effective date of a customary general release of claims executed by you in favor of Parent and its Affiliates (including the Company and the Surviving Corporation) in connection with your termination of employment.

3. Administration. The Company Board shall have the responsibility, in its reasonable discretion, to reasonably control, operate, construe, interpret, and administer this Agreement and shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Transaction Bonus.

4. Withholding Taxes. The Company or any applicable Affiliate shall be entitled to withhold (or secure payment from you in lieu of withholding) the amount of any federal, state, local, or foreign taxes due with respect to any amount payable to you under this Agreement.

5. No Right to Continued Employment; No Rights as Equity Holder. Nothing in this Agreement will confer upon you any right to continued employment with Parent or its Affiliates (including the Company or the Surviving Corporation).

6. Section 409A. It is intended that this Agreement be exempt from or comply with the provisions of Section 409A of the Code, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the discretion of the Company Board. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

7. Governing Law; Waiver of Jury Trial. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. IN ADDITION, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT THAT YOU OR IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY HERETO.

8. Severability. In the event that any provision of this Agreement is deemed to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Agreement will be construed and enforced as if such illegal and invalid provision never existed.

9. Non-Assignment; Successors. Other than your rights under this Agreement that are assignable by you to your estate, this Agreement is personal to each of the parties hereto. Except as provided in this Section 9, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force or effect.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.

11. Unfunded Arrangement. This Agreement shall be an unfunded arrangement. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Agreement be construed as providing for such segregation, nor shall the Company be deemed to be a trustee of any cash or rights thereto to be granted under this Agreement. Any liability or obligation of the Company to you with respect to the Transaction Bonus shall be based solely upon any contractual obligations that may be created by this Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Company shall not be required to give any security or bond for the performance of any obligation that may be created by this Agreement.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement by you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. The Company may amend, modify, or terminate this Agreement for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would materially adversely affect your rights under this Agreement shall be made without your consent.

[Signature Page Follows]

On behalf the Company, I look forward to your contributions to the growth and success of the Company and its business.

Very truly yours,

E2open Parent Holdings, Inc.

By:
Name:
Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Transaction Bonus. I hereby acknowledge that the Transaction Bonus is subject in all respects to the terms and conditions of this Agreement, and I hereby confirm my agreement to the same.

[Full Name]

[Signature Page to Transaction Bonus Agreement]